Exhibit 10.11 Alcan Executive Performance Award Plan, dated 1 January 2007, as amended and restated.
Alcan
Executive Performance
Award (EPA) Plan
For Grades 38 and above
Plan Description
January 2007

Alcan Executive Performance Award (EPA) Plan	Grades 38 and above

Alcan Executive Performance Award (EPA) Plan	Grades 38 and above

An Overview of Alcan’s Compensation Strategy
Executives of Alcan are eligible to receive compensation delivered through several plans. Each component is designed to incentivize a certain behaviour or activity that maximizes the value of Alcan for its stakeholders. While each plan has its own objectives, together they create a powerful incentive to focus on enhancing shareholder value.
The relative value of each salaried position within the organization is determined by a job evaluation. Alcan’s designated method for evaluating professional and managerial positions worldwide is the Hay system. After each job is evaluated they are grouped together for the purpose of establishing salary grades and total cash levels.
Total Direct Compensation
Total Direct Compensation (TDC) comprises all of the elements of compensation including base salary, short term incentive and long term incentive which includes Restricted Share Units (RSU Plan) and Total Shareholder Return (TSR plan) for eligible participants. TDC levels are set to reflect both the responsibility of each position (internal equity) and competitive market levels (external competitiveness). TDC and its components are periodically (usually annually) compared with the compensation levels of other major global companies of similar size. To ensure Alcan’s competitiveness and its ability to attract and retain its senior managers and executives, market comparisons are not always restricted to the local national market. Today, talented individuals move easily across borders. Therefore, in certain markets in Europe and North America, Alcan may blend market data from more than one country to achieve competitive compensation guidelines. The TDC policy is set at the median of the compensation peer group.
This overview of TDC is supported by detailed descriptions of the plans in each plan text. A summarized description of each component of TDC and its objectives are outlined below:
Base Salary
Base salary is a fixed element of pay that may be reviewed annually to reflect performance or competitive market movement. Base salaries are administered within a salary scale that enables Alcan to reward an employee’s individual performance and contribution in a particular role.
Executive Performance Award Program
The Executive Performance Award (EPA) Program is annual and is subject to Alcan’s performance as well as individual/team performance against key metrics. Currently these comprise the profitability of the company as measured by Economic Value Added (EVA) 70% and individual/team objectives 30%. The latter includes Environment, Health and Safety (EHS) objectives.
Each position has a target award expressed as a percentage of base salary mid point reflecting both the responsibilities of the position and competitive compensation levels. The actual award is dependent upon Alcan’s performance against the metrics outlined above, and to reflect individual and/or team performance. The role that these measures play in creating shareholder value is explained more fully in the present document.

Alcan Executive Performance Award (EPA) Plan	Grades 38 and above

Long Term Incentive Program
The Long Term Incentive (LTI) Program consists of two components: the RSU plan and the TSR plan for executives in position grade 43 and above. An LTI compensation target is set for each grade, and therefore the target is the same for all employees within a country that have the same grade. The target is set to be competitive with Alcan’s compensation peer group.
Total Shareholder Return (TSR) Plan
The TSR Plan aligns the interests of Alcan executives with those of shareholders by rewarding them for Alcan’s performance over a three-year period. The plan is a cash incentive plan that provides awards based on Alcan’s share price and cumulative dividend yield performance relative to the performance of companies included in the Standard & Poors Materials Index.
If Alcan relative performance ranks less than the 30th percentile, no award is payable for the performance period. At the 50th percentile, the award is 100% of the target, and at the 75th percentile or higher, the payout is 250% of the target award. The award pay-out is prorated between these rankings.
Alcan Restricted Share Unit (RSU) Plan
A RSU is a notional Alcan share that replicates the value of Alcan shares but without the voting or other rights attached to Alcan common shares. Additional RSUs are added to the RSU account for declared dividends on common shares throughout the vesting period. RSUs usually vest three years after the respective grant. Specific conditions may apply depending on the country of residence.
LTI compensation values are set, and awards granted, annually. Details pertaining to the RSU and the TSR plans are available in their respective plan text.
In Summary
In summary, Alcan TDC is designed to motivate Alcan executives to deliver enhanced value to the various stakeholders of Alcan.
Alcan’s Executive Compensation Model

	Components	Measure
100% compared to competitive market	Long Term Incentive	TSR (43 +) RSU	The components vary in proportion relative to the salary grades.

	Executive Performance Award	70% EVA 30% individual/team	Higher salary grades have proportionately more variable compensation.

	Base Salary	Fixed Component

Alcan Executive Performance Award (EPA) Plan	Grades 38 and above

General
Introduction to Alcan’s Executive Performance Award (EPA) Plan
The Executive Performance Award (EPA) Plan is designed to provide a performance-related reward to employees who contribute substantially to the success of Alcan. A participant’s total cash compensation, in any calendar year, therefore consists of a base salary plus a performance award (if any) that may be paid under this plan.
The EPA plan comprises two elements:
♦	Financial Performance Award (FPA) — 70%

♦	Individual/Team Award (ITA) — 30%
The financial objective of Alcan and its Business Groups are approved by the Human Resources Committee (HRC) of the Board. The ITA objectives are set by the salary administrator of the employee and approved by the business leader of the parental entity (i.e., 2-up approval) or delegated to the corresponding Human Resources Director of the parental entity. Objectives are approved at the beginning of each performance period.
The FPA is related to the level of achievement of an Economic Value Added (EVA) target for the appropriate business group/unit of the company, and its parental entity. The ITA is related to the achievement of the specified individual/team objectives.
Target awards are determined for each participant on the basis of market surveys that are periodically updated. The overall objective is that the annual cash compensation (salary scale plus target bonus) remains competitive with that paid by comparable companies, in the same geographic area, under similar circumstances. Target award values for each participant may be available from his/her salary administrator.

Alcan Executive Performance Award (EPA) Plan	Grades 38 and above

Description of the Plan
Participation
Employees of Alcan or its subsidiaries in position grades 38 and above, in the Alcan grading structure, are generally eligible to participate in the Plan. The HRC reserves the right to extend participation to, or restrict participation of, certain groups of employees.
Period of Participation
Employees becoming eligible to participate in the Plan during the course of a performance period are entitled to an award pro-rated for the number of months of participation.
When the employment of a participant terminates, except for cause, a prorated award is calculated and paid based on the date of termination and the performance rating for the year. The award is paid before April 1st of the calendar year following the date of termination of employment. Specific conditions may apply depending on the country of residence.
When the employment of a participant is terminated for cause, no award is payable for the performance year in which such termination occurs.
In the case of death of a participant, the award is calculated on the basis of target bonus for the period between January 1st and the date of death and is payable immediately.
If there is a change in a participant’s job grade or a change in the salary scale during a performance year, the final award is calculated on the basis of a weighted average of the award guidelines at each grade and the annual performance ratings corresponding to the objective periods.
Control
The HRC has full and exclusive power to interpret the Plan rules and to make, amend, and rescind rules and regulations for its administration. The HRC may delegate responsibilities to management.
Administration
For those employees in job grade 43 and above, the Plan is administered by Alcan’s Human Resources Group in Montreal. For all other employees, the administration is done at the appropriate Business Group or Unit level.
Performance Period
All award metrics are set and measured on a calendar year basis, i.e., from January 1 to December 31. Awards are disbursed prior to April 1 of the calendar year following the end of the performance period.
Target Award
Target awards are normally expressed as percentage of base salary midpoints.

Alcan Executive Performance Award (EPA) Plan	Grades 38 and above

Performance Award Components
Financial Performance Award (FPA)
In order to identify and generate synergies throughout the Company, the plan encourages business units and business groups to work more closely together. Therefore, FPA also includes a component representing the EVA of the parental entity (unit, sector, business group, Alcan Inc.).
The FPA accounts for 70% of the total target award and is based on EVA performance. This award is divided between the entity of the employee (70%) and its parental entity (30%)
Illustration
Individual/team Award (ITA)
The ITA accounts for 30% of the total target award and is based on individual/team objectives which include EHS objectives.
This portion of the EPA award aims to recognize higher individual and team performance that may not be immediately captured by EVA.
A set of key measurable individual/team objectives is established. Objectives are set by the employee and his/her salary administrator and approved through Alcan’s usual 2-up approval process or delegated to the corresponding Human Resources Director of the parental entity.
Objective Setting (Commitments)
Annual objectives are set on the basis of Alcan’s Value Maximization methodology and consistent with the business planning process. The annual Business Group and Corporate EVA targets are approved by the HRC of the Board.

Alcan Executive Performance Award (EPA) Plan	Grades 38 and above

Payout Scale
Under the Plan, the Alcan CEO annually recommends to the HRC the EVA target level for Alcan Inc. and the four Business Groups that must be achieved to warrant a 100% performance rating. The CEO also recommends the levels that warrant a 0% performance rating up to a maximum of 200% performance rating. (The payout scale is established annually as a straight line between 0% and 200%.) Actual achievements are measured against the approved rating scale as shown in the following illustrative graph.
Below the Business Group level, the payout scale for each relevant EVA centre is also established annually as a straight line between 0% and 200%. The target and the range are set by following the guidelines issued by Corporate HR/Finance, and approved through the usual 2-up approval process.

Alcan Executive Performance Award (EPA) Plan	Grades 38 and above

Calculation of Award
The Total Award is the sum of the FPA and ITA.

Total Award = Target Award x (FPA rating x 70% + ITA rating x 30%)
Illustration of an EPA framework

Target EPA	EVA Component	Individual and/or Team Targets
	70% ($ 35,000)	30% ($ 15,000)
		Objectives	Weighting
	Business Unit: 70%	1.Integrate a key technology	33%
$50,000		2.Optimize use of certain assets	33%
	Business Group: 30%	3.EHS Targets	33%
Example of payout computation

ITA (30%)
	FPA (70%)		Individual /
Target Award	EVA Rating		Team
	Employee entity	Parental entity
	70%	30%

$50,000	Rating of 120%	Rating of 130%	Rating of 90%

Total Award	= $50,000 x 70% (120% X 70% + 130% x 30%) + $50,000 X 30% X 90%
= $43,050 + $13,500
= $56,550
Adjustments
Adjustments may be made to the actual EVA performance for major factors reasonably beyond the control of management. Any adjustments must be reviewed and approved by senior management (FPA Committee) and the HRC of the Board. It is expected that adjustments will be few and limited to:
•	the impact of accounting changes or restatements;

•	exchange rates, metal price and other specified commodities/energy price fluctuations;

•	other significant “pass through lag” items such as resins and films; and

•	adjustments for divestments/acquisitions and/or mergers.